Exhibit 10.2

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This Agreement dated April 22, 2008 is between Arlen W. Gelbard (“Employee”) and E*TRADE Financial Corporation (the “Company”) (the “Parties”). The parties hereby agree that Employee’s employment with the Company will terminate on April 22, 2008 (the “Separation Date”).

1.	Consideration: In consideration for and subject to Employee signing on or within 21 days after the Separation Date, the release of claims set forth on Exhibit A hereto (the “Release”), the Company agrees to pay or provide Employee with the following payments and benefits:

a.	A lump sum payment of $1,785,588, to be paid on or promptly following the Separation Date (but no later than 5 business days following the Separation Date), reflecting the sum of (i) one times Employee’s base salary, (ii) one times Employee’s target bonus for fiscal 2007 and (iii) a prorated target bonus for 2008.

b.	The following Company equity awards which would have become vested on or before June 3, 2008 if Employee had remained employed by the Company through that date shall become vested on the Separation Date, and to the extent such equity awards are restricted stock awards, the applicable shares of Company common stock will be delivered to Employee as soon as practicable after the Separation Date, but in any event on or before May 15, 2008[1]: (i) Employee’s restricted stock award granted June 3, 2003 with respect to 187,500 shares of the Company’s common stock which would have become vested on June 3, 2008; (ii) Employee’s restricted stock award granted May 25, 2004 with respect to 12,320 shares of the Company’s common stock which would have become vested on May 25, 2008; and (iii) Employee’s stock option granted May 25, 2004 with respect to 80,528 shares which would have become vested on May 25, 2008.

[1]	With approval of the board, this provision was expanded to clarify inclusion of grants that would have vested on May 3, 2008.

c.	Reimbursement, on a monthly basis, for the cost of medical insurance coverage at a level equivalent to that provided by the Company to Employee and his dependents immediately prior to the Separation Date and elected by Employee through COBRA (or, if Employee is no longer eligible for COBRA continuation coverage, through a lump sum payment in an amount necessary to permit Employee to obtain medical insurance coverage at a level equivalent to that provided by the Company immediately prior to the Separation Date, which lump sum payment shall be made to the Employee promptly after Employee provides the Company with the necessary documentation but in any event no later than five business days after the first anniversary date of the Separation Date) and for the cost of life and disability insurance coverage at a level equivalent to that provided by the Company to Employee, for a period from the Separation Date through the earlier of (i) the one-year anniversary of the Separation Date or (ii) the time Employee begins alternative employment. Receipt of the benefits pursuant to this clause (c) shall be subject to Employee not revoking the ADEA Release (as defined in the Release).

d.	Outplacement services for up to 12 months following the Separation Date on a basis consistent with the Company’s practices, provided the aggregate amount of such services shall not exceed $12,000.

e.	Payment for the reasonable attorney’s fees and expenses incurred by Employee in connection with the review and negotiation of this Agreement, in an amount not to exceed $10,000, such payment to be made within 30 days following the Separation Date.

2.

Resignations: As of the Separation Date, Employee hereby resigns (and the Company hereby accepts such resignations) from any and all director, manager, officer or employee positions he may hold with the Company, its subsidiaries and any of its affiliates. Until the Separation Date,

Employee shall continue to serve in his current capacity and receive his base salary and employee benefits and be reimbursed for reasonable business expenses in accordance with the Company’s practices and procedures.

3.	Transition Consulting. Employee agrees to be available to provide consulting services to the Company as an independent contractor from the Separation Date until May 16, 2008 (the “Consulting Period”) and, during normal business hours, to render such advice and services to the Company as may be reasonably required by the Company in its Arlington, Virginia and New York, New York offices in order to facilitate an orderly transition. In return, Employee will receive a weekly consulting fee of $19,952, which shall be paid in arrears no less often than bi-weekly. As a consultant, Employee shall not be an employee of the Company and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment (including any bonus plans) available to the employees of the Company. Employee shall have no authority to act as an agent of the Company, except on authority specifically so delegated, and Employee shall not represent the contrary to any person. Employee shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third persons. The Company will reimburse Employee for reasonable business expenses incurred during the Consulting Period in accordance with the Company’s policies, but in any event on or before June 30, 2008.

4.	Reimbursements: Employee will be reimbursed for outstanding reasonable business expenses incurred in connection with his duties to the Company prior to the Separation Date (“Covered Business Expenses”) in accordance with the Company’s standard procedures. Employee will have 10 business days from the Separation Date to submit all outstanding Covered Business Expenses, if any, with appropriate documentation for reimbursement by the Company. Failure to submit documented Covered Business Expenses for reimbursement within this time period will be considered a representation by Employee that he has been reimbursed for all business expenses.

5.	Vested and Accrued Benefits: Employee understands and acknowledges that he shall be entitled to no benefits from the Company other than those expressly set forth herein and any vested and accrued benefits earned under employee benefit plans through the Separation Date, including any earned but unpaid vacation and base salary through the Separation Date, which shall be paid or provided by the Company to Employee in accordance with the terms and conditions of such plans. With respect to any vested stock options (i) granted under the Company’s 1996 Stock Option Plan or under the Company’s 2005 Equity Incentive Plan for which Employee would have a shorter period of time to exercise such options, Employee will have 180 days following the Separation Date (but in no event beyond the maximum term set forth in the applicable stock option agreement) to exercise such vested stock options, and (ii) granted under the Company’s 2005 Equity Incentive Plan in 2006 or later, Employee will have, as provided by such award agreements, 12 months following the Separation Date to exercise such vested stock options. In the event that Employee fails to exercise any vested stock options in the required time, those options will expire. All other provisions of the stock option agreements applicable to any stock option grant shall remain in full force and effect. Except as expressly set forth in Section 1, all unvested stock options and unvested restricted stock awards shall terminate as of the Separation Date. Employee understands that he will receive no bonus payment for the 2007 or 2008 fiscal year except as expressly set forth in Section 1.

6.

Tax Matters: All amounts referenced in Section 1 and elsewhere in this Agreement shall be subject to any required tax withholding by the Company. Notwithstanding any other provision in this Agreement to the contrary, all expenses eligible for reimbursement hereunder shall be paid to Employee promptly in accordance with the Company’s customary practices (if any) applicable to the reimbursement of expenses of such type, but in any event by no later than March 15 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by Employee in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Employee in any other calendar year that are eligible for reimbursement hereunder. Employee’s right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit. The parties acknowledge that they believe in good faith that Employee’s termination of employment is an “involuntary separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

7.	No Admission: This Agreement constitutes a mutually acceptable vehicle for effecting Employee’s departure from the Company and shall not be used or treated or deemed to be an admission of liability or responsibility on the part of any released person or entity.

8.	Continuing Agreements: Employee acknowledges and agrees that he shall continue to be bound by and comply with the Company’s Employee Inventions and Proprietary Rights Assignment Agreement. Without limiting the foregoing, Employee agrees that for a period of one year after the Separation Date, he shall not, either directly or indirectly, solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity. Anything to the contrary notwithstanding, the Company agrees that the following shall not be deemed a violation of this Section 8: (i) Employee’s responding to an unsolicited request for an employment reference regarding any former employee of the Company from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, or (ii) if an entity with which Employee is associated solicits, hires or engages any employee of the Company or any of its subsidiaries, if Employee was not, directly or indirectly, involved in identifying such person as a potential recruit or assisting in the recruitment of such employee. For purposes hereof, Employee shall only be deemed to have been involved “indirectly” in soliciting or identifying an employee if Employee (x) directs a third party to solicit the employee, (y) identifies an employee to a third party as a potential recruit or (z) aids, assists or participates with a third party in soliciting an employee.

9.	Agreement Not to Compete; Return of Company Property: Employee agrees that he shall not compete with the Company in any unfair manner, including, without limitation, using any confidential or proprietary information of the Company to compete with the Company in any way. The parties agree that Employee’s employment by any other person or entity shall not, by itself, violate the preceding sentence. Employee agrees that for a period of one year following the Separation Date he will not accept employment, or perform services as a consultant or independent contractor, for any of the following entities or their successors: Ameritrade, Charles Schwab & Co., Fidelity Investments, Scottrade, Inc. or TD Waterhouse Group, Inc. Employee represents that he has returned or will promptly return to the Company all documents, property, and other records of the Company or any affiliate of the Company, and all copies thereof, within Employee’s possession, custody or control. Anything to the contrary notwithstanding, Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company, (v) copies of minutes, presentation materials and personal notes from any meeting of the Board of Directors of the Company or any of its subsidiaries, or any committee thereof, while he was a member of any such Board of Directors or committee thereof, and (vi) Employee’s laptop computer and blackberry, provided that all confidential and/or proprietary information of the Company, its subsidiaries and its affiliated entities shall be removed from such items to the reasonable satisfaction of the Company.

10.	Non-Disparagement; Disclosure of Agreement: Employee agrees that he shall not disparage the Company or any of its former, current or future officers, directors, employees, products or services, and the Company agrees that it will not (and will cause each of its subsidiaries not to and will use reasonable efforts to cause its directors and officers not to) disparage Employee in the course of any authorized internal or external communication. Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Employee or the Company from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over Employee or the Company. Employee and the Company acknowledge that the Company will be required to disclose this Agreement and its terms in its public filings with the SEC.

11.

Cooperation Clause: Employee agrees that, as requested by the Company or its counsel, he will fully cooperate with the Company and its counsel in any formal or informal inquiry, investigation, disciplinary or other proceeding initiated by any government, regulatory or law enforcement agency (including without limitation the Securities and Exchange Commission, FINRA, formerly the National Association of Securities, Inc., or the Office of Thrift Supervision). Employee further agrees to fully cooperate with the Company and its counsel in both the pursuit or prosecution of any claim or right the Company may hold against others for damages or relief and in defending the Company against any pending or future claims, complaints or actions brought against the Company, including but not limited regulatory actions, administrative proceedings, arbitration claims, lawsuits or independent investigations by the Board in conjunction with a stockholder demand. In this regard, Employee agrees that he will promptly provide all information or documents he may possess relevant to the subject matter of any inquiry, and that he will testify truthfully and with complete candor in connection with any such regulatory, administrative or legal action or proceeding. To the extent possible, the Company will try to limit Employee’s participation to regular business hours. Any request for cooperation by the Company hereunder will take into account, to the extent practicable, Employee’s personal and professional schedule. The Company agrees to provide Employee reasonable notice, to the extent practicable, in the event his assistance is required. The Company will reimburse Employee for reasonable travel expenses (including lodging and meals) incurred by him in connection with providing such assistance and for legal fees to the extent Employee reasonably believes that separate representation is warranted, in either case within 30 days of the submission of the appropriate documentation to the Company. Employee’s entitlement to such reimbursement, including legal fees, pursuant to this Section 11, shall in no way affect Employee’s rights to be indemnified and/or advanced expenses in accordance with the Company’s or any of its subsidiaries’ corporate or other organizational documents, or any applicable insurance policy.

12.	Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted through the American Arbitration Association in Arlington, Virginia in accordance with its National Employment Dispute Resolution rules. The Parties acknowledge that by accepting this arbitration provision that they are waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise born in a court proceeding.

13.	Prevailing Party: The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action or proceeding brought to enforce any right arising out of this Agreement.

14.	Entire Agreement: This Agreement, any confidentiality, proprietary rights and dispute resolution agreement between Employee and the Company, and any agreement concerning any stock options and other equity awards issued to Employee, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior negotiations and agreements, whether written or oral, including without limitation the Employment Agreement between Employee and the Company dated as of September 1, 2004 (as amended, the “Employment Agreement”). This Agreement may not be altered or amended except by a written document signed by Employee and an authorized representative of the Company. This Agreement shall be governed by the internal laws of the State of New York.

15.	Acknowledgment: Employee understands and acknowledges that he has been advised to consult an attorney before accepting this Agreement. Employee further understands and acknowledges that he has up to 21 days from the Separation Date to Employee to sign the Release and return it to the Company, although it may be signed and returned at any time within such period. Furthermore, in the event Employee does not sign the Release, Employee will not be eligible and will be required to return all consideration received under this Agreement.

16.	Indemnification: Nothing herein or in the Release shall affect or otherwise limit any indemnification of Employee provided by the Company’s (or its subsidiaries’) bylaws, charter, other corporate or organizational documents or other agreement concerning indemnification (including the Company’s insurance policies). The indemnification provisions for officers under the Company’s (or its subsidiaries’) bylaws shall (to the maximum extent permitted by law) be extended to the Employee following the Separation Date with respect to all matters, events or transactions occurring or effected during the Employee’s period of employment with the Company.

EMPLOYEE UNDERSTANDS THAT HE IS ENTITLED TO CONSULT WITH, AND HAS CONSULTED WITH, AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN SECTION 1.

Dated: April 22, 2008	Employee

/s/ Arlen W. Gelbard
Arlen W. Gelbard

Dated: April 22, 2008	E*TRADE Financial Corporation

	By:	/s/ Donald H. Layton
Donald H. Layton
Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT A – Release of Claims

1.	Full Release: In exchange for the benefits described in the Separation Agreement dated April 22, 2008 (the “Separation Agreement”) between Arlen W. Gelbard (“Employee”) and E*TRADE Financial Corporation (the “Company”) (the “Parties”), Employee and his successors and assigns release and absolutely discharge the Company and its subsidiaries and other affiliated entities, and each of their respective shareholders, directors, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Employee now has, or at any other time had, or shall or may have, against those released parties arising out of or relating to any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date of execution of this Release by Employee, including, but not limited to:

(a)	claims relating to any letter offering Employee employment with the Company, the Employment Agreement between Employee and the Company dated as of September 1, 2004, the parties’ employment relationship, the termination of that relationship, the Employee’s purchase or right to purchase shares of the Company’s stock, and any claims for breach of contract, infliction of emotional distress, fraud, defamation, personal injury, wrongful discharge or age, sex, race, national origin, industrial injury, physical or mental disability, medical condition, sexual orientation or other discrimination, harassment or retaliation, claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the federal Fair Labor Standards Act, the federal Employee Retirement Income Security Act, the federal Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, the National Labor Relations Act, the Virginians with Disabilities Act and the Virginia Human Rights Act, which prevent employment discrimination, Virginia Code sections 40.1-29, et seq.,

(b)	the Age Discrimination in Employment Act (subject to Section 3 below); or

(c)	any other federal, state or local law, all as they have been or may be amended, and all claims for attorneys fees and/or costs, to the full extent that such claims may be released.

This Release does not apply to (i) claims which cannot be released as a matter of law, including claims for indemnification under applicable state law, (ii) any right Employee may have to enforce the Separation Agreement, (iii) any right or claim that arises after the date of this Release, (iv) Employee’s eligibility for indemnification and advancement of expenses in accordance with applicable laws or the certificate of incorporation and by-laws of Company and/or its subsidiaries, or any applicable insurance policy or (v) any right Employee may have to obtain contribution as permitted by law in the event of entry of judgment against Employee as a result of any act or failure to act for which Employee, on the one hand, and Company or any other releasee hereunder, on the other hand, are jointly liable.

2.	All Claims Waived: Employee understands that he is releasing claims that he may not know about. That is Employee’s knowing and voluntary intent even though he recognizes that someday he may regret having signed the Separation Agreement and this Release. Nevertheless, by signing the Separation Agreement and this Release, Employee agrees that he is assuming that risk, and he agrees that the Separation Agreement and this Release shall remain effective in all respects in any such case. Employee expressly waives all rights he may have under any law that is intended to protect him from waiving unknown claims.

3.	Older Workers Benefit Protection Act: In accordance with the Older Workers Benefit Protection Act, Employee understands and acknowledges that he has been advised to consult an attorney before accepting the Separation Agreement and signing this Release. Employee further understands and acknowledges that he has up to 21 days from the Separation Date to sign this Release by dating and signing a copy of this Release and returning it to the Company, although it may be accepted at any time within such period. Employee further understands that, once having signed this Release, Employee will have an additional seven (7) days within which to revoke the release of claims solely under the Age Discrimination in Employment Act (the “ADEA Release”), by delivering written notice of revocation of the ADEA Release to Christine Wolf, Managing Director, Human Resources. If Employee revokes such ADEA Release during such seven-day period, Employee will not be eligible for the consideration under Section 1(c) of the Separation Agreement. Employee’s revocation of the ADEA Release shall not impact the Release in any other way, and the Release is otherwise irrevocable on the date signed.

EMPLOYEE UNDERSTANDS THAT HE IS ENTITLED TO CONSULT WITH, AND HAS CONSULTED WITH, AN ATTORNEY PRIOR TO SIGNING THE SEPARATION AGREEMENT AND THIS RELEASE AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE. EMPLOYEE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN SECTION 1 OF THE SEPARATION AGREEMENT.

Dated:	Employee

Arlen W. Gelbard

Dated:	E*TRADE Financial Corporation

By:

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